Exhibit 2.2

PLAN OF DOMESTICATION

This PLAN OF DOMESTICATION (the “Plan of Domestication”) is made on November 16, 2021 and sets forth the terms pursuant to which NextGen Acquisition Corp. II, a Cayman Islands exempted company limited by its shares (“NextGen”), shall effect a domestication and become a Delaware corporation (the “Domestication”) to be known as Virgin Orbit Holdings, Inc., pursuant to Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”).

RECITALS

WHEREAS, NextGen is a Cayman Islands exempted company limited by its shares duly formed and validly existing under the laws of the Cayman Islands;

WHEREAS, the Board of Directors of NextGen (the “Board”) has determined that it is advisable and in the best interests of NextGen that NextGen become domesticated and continue to exist as a Delaware corporation in accordance with Section 388 of the DGCL; and

WHEREAS, pursuant to Section 388(h) of the DGCL, the Board has duly approved, authorized, adopted, ratified and confirmed the Domestication.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, NextGen agrees as follows:

1. Domestication. Upon the filing of a certificate of corporate domestication in the form attached hereto as Exhibit A (the “Certificate of Domestication”), and a certificate of incorporation in the form attached hereto as Exhibit B (the “Certificate of Incorporation”) with the Secretary of State of the State of Delaware pursuant to Sections 103 and 388 of the DGCL (the “Effective Time”), NextGen shall become domesticated as a Delaware corporation pursuant to Section 388 of the DGCL, under the name “Virgin Orbit Holdings, Inc.” (the “Corporation”), and shall be deemed to be the same entity as NextGen. NextGen shall not be required to wind up its affairs or pay its liabilities and distribute its assets, and the Domestication shall not be deemed to constitute a dissolution of NextGen and shall constitute a continuation of the existence of NextGen in the form of a Delaware corporation.

2. Conversion of Securities. As a result of and at the Effective Time, pursuant to the Domestication:

(a)	each of the then issued and outstanding Class A ordinary shares, par value $0.0001 per share, of NextGen shall convert automatically, on a one-for-one basis, into a share of Common Stock, par value $0.0001 per share, of the Corporation (“Common Stock”) having the rights, powers and privileges, and the obligations, set forth in the Certificate of Incorporation;

(b)	each of the then issued and outstanding Class B ordinary shares, par value $0.0001 per share, of NextGen shall convert automatically, on a one-for-one basis, into a share of Common Stock having the rights, powers and privileges, and the obligations, set forth in the Certificate of Incorporation;

(c)	each of the then issued and outstanding warrants of NextGen shall convert automatically into a warrant to acquire one share of Common Stock, pursuant to the Warrant Agreement, dated March 22, 2021, between NextGen and Continental Stock Transfer & Trust Company, as warrant agent; and

(d)	each of the then issued and outstanding units of NextGen that has not been previously separated into the underlying Class A ordinary share and underlying warrant of NextGen shall be cancelled and shall convert automatically into one share of Common Stock and one-fifth of one warrant to acquire one share of Common Stock.

3. Tax Matters. For United States federal income tax purposes, the Domestication is intended to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, and this Plan of Domestication is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

4. Governing Documents. (a) At the Effective Time, the Amended and Restated Memorandum and Articles of Association of NextGen as adopted on March 19, 2021, shall be amended and replaced in their entirety with the By-Laws (as defined below) and shall be of no further force or effect, and (b) from and after the Effective Time, the Certificate of Incorporation, in the form attached hereto as Exhibit B, and the By-Laws of the Corporation, in the form attached hereto as Exhibit C (the “By-Laws”), shall govern the affairs of the Corporation and the conduct of its business, until thereafter amended in accordance with the DGCL and their respective terms.

5. Board of Directors. Each member of the Board as of immediately prior to the Effective Time shall be a director of the Corporation from and after the Effective Time, each of whom shall serve as directors of the Corporation until such time as their respective successors have been duly elected and qualified, or until such director’s earlier removal, resignation, death or disability, in each case, in accordance with the DGCL, the Certificate of Incorporation and the By-Laws.

6. Officers. Each officer of NextGen as of immediately prior to the Effective Time shall be an officer of the Corporation from and after the Effective Time and shall retain the same title with the Corporation from and after the Effective Time as such officer had with NextGen immediately prior to the Effective Time, each of whom shall serve until such time as their respective successors have been designated by the Board, or until such officer’s earlier removal, resignation, death or disability, in each case, in accordance with the DGCL, the Certificate of Incorporation and the By-Laws.

7. Effects of Domestication. Immediately upon the Effective Time, the Domestication shall have the effects set forth in Section 388 of the DGCL, including, without limitation, all of the rights, privileges and powers of NextGen, and all property, real, personal and mixed, and all debts due to NextGen, as well as all other things and causes of action belonging to NextGen, shall remain vested in the Corporation and shall be the property of the Corporation and the title to any real property vested by deed or otherwise in NextGen shall not revert or be in any way impaired by reason of the DGCL. Following the Domestication, all rights of creditors and all liens upon any property of NextGen shall be preserved unimpaired, and all debts, liabilities and duties of NextGen shall remain attached to the Corporation, and may be enforced against the Corporation to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by the Corporation. The rights, privileges, powers and interests in property of NextGen, as well as the debts, liabilities and duties of NextGen, shall not be deemed, as a consequence of the Domestication, to have been transferred to the Corporation for any purpose of the laws of the State of Delaware, including the DGCL.

8. Further Assurances. If at any time the Corporation, or its successors or assigns, shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to carry out the purposes of this Plan of Domestication, NextGen and its directors and authorized officers shall be deemed to have granted to the Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Corporation and otherwise to carry out the purposes of this Plan of Domestication, and the directors and authorized officers of the Corporation are fully authorized in the name of NextGen or otherwise to take any and all such action.

9. Amendment or Termination. This Plan of Domestication may be amended or terminated at any time before the Effective Time by action of the Board.

10.              Governing Law. This Plan of Domestication shall be governed by and construed in accordance with the laws of the State of Delaware, including the DGCL, without giving effect to any choice of law or conflict of law provisions or rule (except to the extent that the laws of the Cayman Islands govern the Domestication) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

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IN WITNESS WHEREOF, this Plan of Domestication has been duly executed and delivered by a duly authorized officer of NextGen as of the date first written above.

NEXTGEN ACQUISITION CORP. II

By:	/s/ Patrick T. Ford
Name:	Patrick T. Ford
Title:	Chief Financial Officer and Secretary

[Signature Page to the Plan of Domestication]

Exhibit A

Certificate of Domestication

[intentionally omitted]

A-1

Exhibit B

Certificate of Incorporation

[intentionally omitted]

B-1

Exhibit C

By-Laws

[intentionally omitted]

C-1